Exhibit 99.1

TTT Holdings, Inc.

and Subsidiaries

Financial Statements

December 31, 2013 and 2012

TTT Holdings, Inc. and Subsidiaries

Index

December 31, 2013 and 2012

Independent Auditor’s Report

To the Board of Directors of

TTT Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of TTT Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, of stockholders’ equity, and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TTT Holdings, Inc. and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers, LLP

February 28, 2014

TTT Holdings, Inc. and Subsidiaries

Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Current assets
Cash and cash equivalents	$4,390,410	$2,704,505
Accounts receivable	49,574,217	65,949,428
Other receivables	15,320,631	19,021,928
Inventories	92,525,287	105,494,221
Prepaid expenses and other	2,273,479	2,355,902

Total current assets	164,084,024	195,525,984
Notes receivable, net of allowance for doubtful accounts of $116,139 and $269,420, respectively	250,675	130,795
Property and equipment, net	8,217,527	7,074,576
Intangible assets, net	86,935,863	97,087,731
Goodwill	44,395,930	44,395,930
Other noncurrent assets	894,789	1,291,987

Total assets	$304,778,808	$345,507,003

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$115,810,618	$159,766,404
Accrued liabilities	8,796,813	5,827,556
Fair value of interest rate swap	779,412	1,341,780
Short-term note payable	1,406,762	—
Current maturities of long-term debt and capital lease obligations	7,005,747	7,676,809

Total current liabilities	133,799,352	174,612,549
Long-term debt and capital lease obligations	91,479,118	83,192,672

Total liabilities	225,278,470	257,805,221

Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value per share; 150,000 voting and 15,000 nonvoting shares authorized, 79,895 and 84,895 voting shares issued and outstanding at December 31, 2013 and 2012, respectively	85	80
Additional paid-in capital	92,115,935	88,476,868
Note receivable from stockholder	(787,091)	(775,166)
Accumulated deficit	(11,828,591)	—
Noncontrolling interest	—	—

Total stockholders’ equity	79,500,338	87,701,782

Total liabilities and stockholders’ equity	$304,778,808	$345,507,003

The accompanying notes are an integral part of these consolidated financial statements

TTT Holdings, Inc. and Subsidiaries

Statements of Operations

Years Ended December 31, 2013 and 2012

	2013	2012
Net sales	$502,193,896	$570,042,650
Cost of goods sold	420,952,410	481,747,063

Gross profit	81,241,486	88,295,587
Operating expenses	83,232,641	79,195,149

Operating (loss) income	(1,991,155)	9,100,438
Interest expense, net	9,852,960	9,202,654

Loss before income taxes	(11,844,115)	(102,216)
Income tax (benefit) expense	(15,524)	182,357

Net loss	(11,828,591)	(284,573)
Net income attributable to the noncontrolling interest	—	102,822

Net loss attributable to TTT Holdings, Inc. stockholders	$(11,828,591)	$(387,395)

The accompanying notes are an integral part of these consolidated financial statements

TT Holdings, Inc. and Subsidiaries

Statements of Stockholders’ Equity

Years Ended December 31, 2013 and 2012

				Note
			Additional	Receivable	Accumulated		Total
	Common Stock		Paid-In	from	Earnings	Noncontrolling	Stockholders’
	Shares	Amount	Capital	Stockholder	(Deficit)	Interest	Equity
Balances at December 31, 2011	79,895	$80	$89,383,797	$(763,199)	$1,614,125	$397,409	$90,632,212
Net income (loss)	—	—	—	—	(387,395)	102,822	(284,573)
Interest earned on note receivable from stockholder	—	—	—	(11,967)	—	—	(11,967)
Stock based compensation	—	—	418,006	—	—	—	418,006
Dividends	—	—	(1,324,935)	—	(1,226,730)	(500,231)	(3,051,896)

Balances at December 31, 2012	79,895	80	88,476,868	(775,166)	—	—	87,701,782
Net loss	—	—	—	—	(11,828,591)	—	(11,828,591)
Interest earned on note receivable from stockholder	—	—	—	(11,925)	—	—	(11,925)
Stock based compensation	—	—	538,010	—	—	—	538,010
Settlement of stock options	—	—	(150,000)	—	—	—	(150,000)
Distributions	—	—	(1,748,938)	—	—	—	(1,748,938)
Issuance of common stock	5,000	5	4,999,995	—	—		5,000,000

Balances at December 31, 2013	84,895	$85	$92,115,935	$(787,091)	$(11,828,591)	$—	$79,500,338

The accompanying notes are an integral part of these consolidated financial statements

TTT Holdings, Inc. and Subsidiaries

Statements of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net loss	$(11,828,591)	$(284,573)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	11,979,180	11,510,415
Noncash stock compensation	538,010	418,006
Amortization of deferred financing costs	238,435	238,710
Amortization of discount on subordinated loan	140,306	165,816
Amortization of deferred rent expense	439,485	611,078
Unrealized loss on interest rate swap	(562,368)	(224,525)
Interest paid-in-kind	746,325	739,349
Interest earned on note receivable from stockholder	(11,925)	(11,967)
Loss on sale of assets	85,557	—
Changes in assets and liabilities, net of acquisitions
Accounts receivable	16,375,211	1,631,166
Other receivables	3,701,297	(269,864)
Inventories	12,968,934	(6,938,498)
Notes receivable	(119,880)	93,695
Prepaid expenses and other assets	106,448	(1,247,222)
Accounts payable	(44,080,064)	6,937,441
Accrued liabilities	2,529,772	(81,165)

Net cash (used in) provided by operating activities	(6,753,868)	13,287,862

Cash flows from investing activities
Purchase of property and equipment	(1,133,333)	(3,204,868)
Proceeds from settlement from prior acquisition	—	4,075,010
Acquisition of business, net of cash acquired	—	(2,267,338)

Net cash used in investing activities	(1,133,333)	(1,397,196)

Cash flows from financing activities
Proceeds from issuance of common stock	5,000,000	—
Payment of financing costs	(154,525)	—
Distributions to stockholders	(1,748,938)	(3,051,896)
Settlement of stock options	(150,000)	—
Borrowings from revolving loan	213,462,463	234,276,642
Repayments on revolving loan	(200,242,465)	(241,497,733)
Proceeds from short-term and long-term debt	2,106,464	—
Payments on short-term and long-term debt and capital lease obligations	(8,699,893)	(6,448,989)

Net cash provided by (used in) financing activities	9,573,106	(16,721,976)

Net increase (decrease) in cash and cash equivalents	1,685,905	(4,831,310)
Cash and cash equivalents at beginning of year	2,704,505	7,535,815

Cash and cash equivalents at end of year	$4,390,410	$2,704,505

Supplemental disclosure of cash flow information
Cash paid for interest	$6,085,236	$8,316,273
Noncash investing and financing activities
Purchase of software with vendor financing	$1,478,255	$—
Capital lease obligations	319,954	—
Purchase of property and equipment in accounts payable	124,278	—

The accompanying notes are an integral part of these consolidated financial statements

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

1.	Description of Business

TTT Holdings, Inc. (“Holdings”) is incorporated in Delaware as an S-Corporation. Terry’s Tire Town Holdings, Inc. (“TTT”), its wholly owned subsidiary, is incorporated in Ohio as an S-corporation. Through its operating subsidiaries, TTT’s primary operations are as a wholesale distributor of tires and accessories throughout the eastern half of the United States. During 2011, TTT formed Summit Tire Northeast, LLC (“Summit”) to acquire the assets of Summit Tire of Massachusetts, Inc., a wholesale tire distributor with operations focused in the New England area and TTT directly acquired the stock of Englewood Tire Wholesale, Inc. (“Englewood”), a wholesale tire distributor with operations focused primarily in the Greater New York, New Jersey and Connecticut area.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Holdings, TTT and each of TTT’s wholly owned subsidiaries and entities controlled by TTT but not wholly-owned (collectively the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Noncontrolling interests represent the portion of equity the Company does not own in the controlled entities included in the financial statements. The Company identifies its noncontrolling interests separately within the equity section on the consolidated balance sheet. The amounts of consolidated net earnings attributable to the Company and to the noncontrolling interests are presented separately on the Company’s consolidated statement of operations. The Company dissolved its noncontrolling interests in 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates include the Company’s valuation of doubtful accounts receivable, valuation of inventory reserves, valuation of goodwill, share-based compensation, the fair value of derivative instruments, the fair value of purchased assets and liabilities, including intangible assets and related useful lives assigned to such assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less which are not subject to withdrawal restrictions or penalties to be cash and cash equivalents. Such investments are carried at their cost, which approximates their estimated fair market value.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents. The majority of cash and cash equivalents at December 31, 2013 and 2012 were deposited with large banking institutions. The Company maintains cash deposits in banks which, from time to time, exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any potential credit loss is minimal.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Accounts Receivable

Trade receivables represent amounts due from product sales in the ordinary course of business. Accounts receivable are recorded at the invoiced amount and do not bear interest. Credit is extended based on an evaluation of customers’ financial condition, and trade receivables are generally not collateralized.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses for uncollected receivables. The Company determines the allowance based on customer risk, the length of time accounts are past due, and historical write-off experience. Account balances are charged to the allowance when it is probable the receivable will not be recovered. The total adjustment to reduce accounts receivable to the recoverable amount was $2,042,500 and $2,885,703 at December 31, 2013 and 2012, respectively.

Inventories

Inventories consist of products held for resale and are valued at the lower of cost or market, with cost determined by the last-in, first-out method (“LIFO”) for tire inventory and at moving average cost for non-tire inventory. The LIFO reserve was $202,520 and $4,576,974 at December 31, 2013 and 2012, respectively. The composition of inventory valued at LIFO and FIFO is as follows:

	2013	2012
Inventory at LIFO (primarily tire inventory)	$88,076,680	$101,192,482
Inventory at FIFO (primarily nontire inventory)	4,448,607	4,301,739

	$92,525,287	$105,494,221

During 2013, the combination of deflation and reduction in inventory quantities resulted in a liquidation of LIFO inventory carried at lower costs prevailing in prior years as compared with the cost of 2012 purchases, the effect of which decreased cost of goods sold and increased net income by approximately $4,374,000. The portion related to the change in cost in inventory compared to 2012 was approximately $537,000.

The above balances are presented net for slow-moving and obsolete inventory of $1,217,681 and $1,101,894 at December 31, 2013 and 2012, respectively.

Derivative Instruments

The Company’s interest rate risk management strategy uses derivative instruments to minimize cash flow risks caused by interest rate volatility associated with the Company’s variable rate debt. At December 31, 2013 and 2012, the derivative instruments used to meet the Company’s risk management objectives were interest rate swaps. The Company chose not to apply hedge accounting for its interest rate swap agreements. Accordingly, the interest rate swaps are carried at their fair value on the consolidated balance sheet, with changes in their fair value recognized in current earnings (see Note 12).

Deferred Financing Costs

Deferred financing costs are included in other noncurrent assets and represent the direct costs of establishing the Company’s term and revolving debt. Deferred financing costs are amortized to interest expense over the term of the related debt using the effective interest method for term commitments and the straight-line method for revolving commitments.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and improvements are capitalized. The cost and accumulated depreciation of disposed assets are eliminated from the accounts and resulting gain or loss is reflected in earnings. Leasehold improvements are amortized over the shorter of the lease term or useful life of the asset. Capital leases are amortized over the lease term. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	5 - 25 years
Machinery and equipment	7 years
Furniture and fixtures	5 years
Vehicles	5 years
Computer software and equipment	3 years

Intangible Assets

Intangible assets consist of customer relationships and trade names. The intangible assets were determined to have finite lives. Amortization of finite-lived intangible assets is recorded to reflect the pattern of economic benefits based on projected revenues over their respective estimated useful lives. Intangible assets are amortized by the straight-line method over the estimated useful lives (customer relationships - 11 to 13 years and trade names - 3 to 18 years).

Impairment of Long-Lived Assets

The Company assesses the recoverability of property and equipment and amortizable intangible assets whenever events and circumstances indicate that the carrying value of the asset may not be recoverable from its future undiscounted cash flows. If it is determined an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value. No impairments were recorded for the years ended December 31, 2013 and 2012.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is assessed at least annually for impairment and between annual tests, if events or changes in circumstances indicate potential impairment exists, using a fair value-based approach. Any such impairment is recognized in the period identified. In evaluating goodwill for impairment, the Company identifies goodwill related to each of its reporting units. The Company has determined it operates in two reporting units: wholesale and commercial. For purposes of evaluating goodwill for impairment, assets and liabilities, including goodwill, were allocated to each reporting unit on the basis of relative fair value of each unit. No impairment of goodwill was recorded in the years ended December 31, 2013 and 2012.

Revenue Recognition

Sales are recognized when products are shipped or when title transfers to customers, if later, net of estimated returns and customer discounts.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Supplier Incentives

The Company receives monthly, quarterly and annual performance rebates from suppliers based on attaining certain purchase and/or sales goals. The Company receives other rebates from suppliers which are negotiated with suppliers and are not dependent on the Company meeting minimum purchase and/or sales goals. Suppliers’ rebates are recognized ratably based on the terms of the contracts or programs with each supplier and are recorded as a reduction of cost of goods sold. Supplier rebates are classified as a reduction of inventory when the incentive is part of a buying arrangement. Receivables from suppliers for rebates and incentives are included in other receivables in the consolidated balance sheet.

Shipping and Handling Costs

The Company includes in cost of goods sold the cost of tire and non-tire inventory sold. Warehousing and distribution costs, including costs associated with delivering product to customers are included in operating expenses. Total warehousing and distribution costs for the years ended December 31, 2013 and 2012 were approximately $39,148,000 and $37,992,000 respectively including approximately $14,619,000 and $14,842,000, respectively, related to shipping and handling.

Advertising Costs

Advertising costs are expensed when incurred as part of operating expenses. The Company receives reimbursements from vendors for advertising costs. Reimbursements for advertising expenditures are reported on a net basis within operating expenses. Reimbursements received in excess of the cost of advertising are reported within cost of goods sold. Net advertising costs were $127,301 and $180,924 for the years ended December 31, 2013 and 2012, respectively.

Stock-Based Compensation

The Company recognizes compensation expense for equity awards provided to employees in return for employee service. The Company issued both time vesting and performance-based stock options to certain employees. Time vesting options are measured at the fair value of the award at the grant date and are expensed on a straight-line basis over the service period. The performance-based options vest in tranches based on the Company meeting annual earnings targets and also contain a service requirement. Compensation expense for performance-based options is recorded over the relevant service period when it becomes probable that the contingent performance measures are expected to be met. Fair value is measured at the grant date and amortized on a graded vesting basis over the requisite service periods of the awards, which is generally the vesting period.

Income Taxes

There is no provision for federal and certain state income taxes in the consolidated financial statements of the Company, as an S-corporation is generally not subject to these taxes. Stockholders are individually subject to the income taxes on the Company’s results of operations and, accordingly, the Company pays distributions to the members to the extent needed to fund the stockholders’ tax obligations. Certain state and local jurisdictions do not recognize the flow-through status of an S-corporation and require minimum income tax expense. Accordingly, the Company has recognized a state and local income tax in the accompanying statement of operations for these jurisdictions.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

3.	Business Acquisitions

Kramer Tire

On May 13, 2012, the Company acquired substantially all of the assets associated with the wholesale distribution operations of two facilities located in Norfolk and Richmond, Virginia, from Monro Muffler Brake, Inc. The intent of the acquisition was to increase operations in the Mid-Atlantic market and reinforce relationships with Monro Muffler Brake, Inc.

The purchase price was $2,267,338 paid in cash. The purchase was accounted for on the acquisition method and the assets acquired and liabilities assumed have been recorded based on their respective fair values at the acquisition date. Goodwill of $255,285 was recorded for the excess of the purchase price over the fair value of net assets acquired. Transaction costs of $114,000 were expensed in the consolidated statement of operations for the year ended December 31, 2012.

The purchase price was allocated as follows:

Assets
Inventories	$1,433,277
Intangible assets	656,088
Goodwill	255,285
Other assets	12,480

Total assets acquired	2,357,130
Total liabilities assumed	(89,792)

Fair value of net assets acquired	$2,267,338

The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using Level 3 inputs in the fair value hierarchy (see Fair Value Measurements in Note 13). The most significant assumptions include estimated remaining useful life, expected revenue, survivor curve, and earnings before interest and tax margins. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

4.	Property and Equipment

The components of property and equipment at December 31, 2013 and 2012 are as follows:

	2013	2012
Leasehold improvements	$1,742,972	$1,692,834
Machinery and equipment	4,946,917	4,003,548
Furniture and fixtures	1,116,456	927,334
Vehicles	1,096,924	776,635
Computer software and equipment	2,259,960	1,845,803
Construction in progress	1,673,928	638,321

	12,837,157	9,884,475
Less: Accumulated depreciation and amortization	(4,619,630)	(2,809,899)

Property and equipment, net	$8,217,527	$7,074,576

There is approximately $320,000 and $0 of capital leases at December 31, 2013 and 2012 for vehicles, respectively. Associated accumulated depreciation was approximately $28,000 and $0 at December 31, 2013 and 2012, respectively.

Depreciation and amortization expense was $1,827,312 and $1,377,447 for the years ended December 31, 2013 and 2012.

5.	Intangible Assets

Intangible assets consisted of the following as of December 31, 2013:

	Cost	Accumulated Amortization	Net
Customer relationships	$79,319,088	$(16,690,500)	$62,628,588
Trade names	33,426,000	(9,118,725)	24,307,275

	$112,745,088	$(25,809,225)	$86,935,863

Intangible assets consisted of the following as of December 31, 2012:

	Cost	Accumulated Amortization	Net
Customer relationships	$79,319,088	$(10,059,300)	$69,259,788
Trade names	33,426,000	(5,598,057)	27,827,943

	$112,745,088	$(15,657,357)	$97,087,731

Amortization expense was $10,151,868 and $10,132,968 for the years ended December 31, 2013 and 2012, respectively.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The estimated future amortization of intangible assets is as follows:

2014	$9,726,041
2015	8,155,763
2016	8,155,763
2017	8,155,763
2018	8,155,763
Thereafter	44,586,770

$86,935,863

6.	Goodwill

Activity related to goodwill for the years ended December 31, 2013 and 2012 was as follows:

Balance at December 31, 2011	$44,140,645
Additions to goodwill from acquisitions during 2012	255,285

Balance at December 31, 2012 and 2013	$44,395,930

There is no cumulative impairment to goodwill.

7.	Other Noncurrent Assets

Other noncurrent assets consisted of the following at December 31, 2013 and 2012:

	2013	2012
Deferred financing costs	$1,197,662	$1,043,137
Investment in American Car Care Centers	—	285,316
Deposits	291,723	319,695

	1,489,385	1,648,148
Less: Accumulated amortization of deferred financing costs	(594,596)	(356,161)

Total other noncurrent assets	$894,789	$1,291,987

Amortization of deferred financing costs was $238,435 and $238,710 for the years ended December 31, 2013 and 2012, respectively.

The estimated future amortization of deferred financing costs is as follows:

2014	$223,208
2015	189,707
2016	147,087
2017	43,064

$603,066

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

8.	Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2013	2012
Salaries, wages, commissions, bonuses and related payroll taxes	$2,926,809	$4,176,527
Accrued interest	3,391,403	179,050
Other accrued liabilities	2,478,601	1,471,979

	$8,796,813	$5,827,556

9.	Short-Term Note Payable

During 2013, the company entered into a financing arrangement with a third party to fund commercial insurance prepayments. The amount financed was approximately $1,927,000 at an annual interest rate of 3.12%. Payments are made in equal monthly installments of $177,899 with final payment due on September 1, 2014. The remaining balance of this arrangement at December 31, 2013 is $1,406,762.

10.	Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consisted of the following at December 31:

	2013	2012
Term loan	$30,468,047	$38,035,718
Revolving loan	17,000,000	3,780,002
Subordinated loan	39,001,131	38,703,833
Seller note	11,082,428	10,632,877
Capital leases	301,945	—
Other debt	1,090,498	316,541

Total	98,944,049	91,468,971
Less: Original issue discount on the subordinated loan	(459,184)	(599,490)

Total	98,484,865	90,869,481
Less: Current maturities	(7,005,747)	(7,676,809)

Total long-term debt and capital lease obligations	$91,479,118	$83,192,672

Term and Revolving Debt

On November 30, 2011, the Company entered into a credit agreement (the “Agreement”) consisting of revolving and term debt with a lender group. The Agreement, which was amended on March 29, 2013, is collateralized by substantially all of the Company’s assets, but subordinate to certain vendor senior collateral positions.

The revolving commitment, including outstanding letters of credit, is available up to the lesser of $45,000,000 or an agreed-upon percentage of the Company’s accounts receivable and inventory and has a maturity date of November 30, 2016. The Company is required to pay commitment fees up to 0.375% per annum on the unused portion of the revolving commitment.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In connection with one of the Company’s leased facilities, an outstanding letter of credit is open for $94,444, and expires on December 20, 2014.

The term debt requires monthly principal payments of $535,714 through November 30, 2016. The remaining outstanding principal is due on November 30, 2016. The Agreement also contains provisions which, under certain circumstances, require the Company to make prepayments of the term loan commitment beginning in 2012, based on excess cash flows as defined in the Agreement.

Interest on the revolving loan and term loan is payable monthly based on 30 day LIBOR plus a margin that fluctuates between 2.25% and 3.50% based on the Company’s leverage ratio, as defined in the Agreement. At December 31, 2013, the margin was 3.50% with a total rate of 3.67%. At December 31, 2012, the margin was 2.75% with a total rate of 2.96%.

During 2013, the Company was in default of certain covenants under the agreement and entered into Forbearance Agreements dated October 23, 2013 and December 30, 2013 (the “Forbearance Agreements”). Subsequent to December 31, 2013 the company entered into the Credit Agreement Amendment (see Note 18) and the Forbearance Agreements have terminated.

Subordinated Loan

On November 30, 2011, the Company entered into a subordinated credit agreement (the “Subordinated Loan”) with a lender. The Subordinated Loan, which was amended on March 29, 2013, consists of term debt which is due in full on November 30, 2017. This term debt was issued at an original issue discount of $765,306. The Company amortizes the original issue discount over the life of the loan commitment using the effective interest method. The Subordinated Loan also contains provisions which, under certain circumstances, require the Company to make prepayments of the loan commitment beginning in 2013, based on excess cash flows as defined in the Subordinated Loan. The Subordinated Loan is unsecured and bears interest at 13.5%, of which at least 12% shall be payable in cash quarterly, through maturity. The remaining 1.5% may be paid in kind and added to the principal balance, at the Company’s option. During a portion of fiscal year 2013, the Company was in default of certain provisions under the Subordinated Loan. During the period of default, the Company was charged an incremental default interest rate of 2.00%. Subsequent to December 31, 2013, the Company entered into the Subordinated Credit Amendment (see Note 18) and is no longer in default under that agreement. The Subordinated Loan allows for optional prepayments at redemption prices ranging from 100% to 103%, based on the date of the redemption.

During a portion of fiscal year 2013, interest payments under the Subordinated Loan were accrued and not paid current. These amounts are included in accrued liabilities (see Note 8). The Credit Agreement Amendment allows for the current payments of interest on the subordinated loan and the repayment of accrued interest during fiscal year 2014.

The Agreement and the Subordinated Loan contain certain restrictive financial covenants, which specify minimum net worth requirements, maximum liabilities to earnings before income taxes, interest, depreciation and amortization (“EBITDA”) ratio and a minimum ratio of EBITDA to debt service cost, among others. The Company is also required to meet certain non-financial covenants, which include restrictions on indebtedness, liens and dividends.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Seller Note

The Company has a credit agreement with a former shareholder of the predecessor Company (the “Seller Note”) that matures on May 31, 2018. No principal payments are required to be made until the maturity date. The Seller Note bears interest at an annual rate of 13%, of which at least 10% is payable in cash on a quarterly basis, through maturity. The remaining 3% is considered paid-in-kind interest and is added to the principal balance. The Seller Note is subordinate to the Company’s other financing arrangements.

During a portion of 2013, interest payments under the Seller Note were accrued and not paid current. These amounts are included in accrued liabilities (see Note 8). The Credit Agreement Amendment allows for the current payments of interest on the Seller Note and the repayment of accrued interest during fiscal year 2014.

Other Debt

The Company’s other debt obligations primarily consist of vendor financing for ERP software. The obligation bears interest at an annual rate of 2% and equal quarterly payments are due until November 2015. At December 31, 2013, the outstanding balance for this obligation was approximately $1,075,000.

Aggregate annual maturities of long-term debt and capital lease obligations are as follows:

2014	$7,005,747
2015	7,013,210
2016	34,654,724
2017	39,051,558
2018	11,140,548
Thereafter	78,262

$98,944,049

11.	Commitments and Contingencies

Leases

The Company leases certain warehouse facilities, office facilities and vehicles under both capital and operating leases expiring at various dates through November 2020. The leases require the Company to pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased facilities. The terms of certain warehouse and office facility leases call for minimum rents to increase each year. Accordingly, the Company has accounted for the rent expense under the straight-line method.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

At December 31, 2013, future minimum lease payments for all leases and the present value of the net minimum lease payments for capital leases were as follows:

	Operating Leases		Capital Leases
	Total	Related Parties	Total
2014	$8,135,719	$2,113,788	$73,259
2015	6,387,041	2,002,124	73,259
2016	4,289,523	773,820	73,259
2017	3,960,236	773,820	73,259
2018	4,083,657	773,820	73,259
Thereafter	8,678,393	1,483,155	85,051

Total minimum lease payments	$35,534,569	$7,920,527	451,346

Less: Amounts representing interest			149,401

Present value of net minimum lease payments			301,945
Less: Current maturities			33,205

Long-term obligations under capital leases			$268,740

Total rent expense charged to operations, including $2,234,788 and $2,245,788 to related parties, was $10,746,232 and $9,857,191 for the years ended December 31, 2013 and 2012, respectively.

Legal

Contingent liabilities arise in the ordinary course of the Company’s activities. Various legal actions, proceedings and claims may be instituted or asserted in the future against the Company. Litigation is subject to many uncertainties and it is possible that some of the legal proceedings and claims could be decided unfavorably to the Company. Based on information presently known, management does not believe any claims will have a material impact on the Company’s financial position or results of operation.

Vendor Liens

The Company has agreements with certain inventory suppliers whereby the Company’s accounts payable to these suppliers ($64,083,743 and $85,713,000 at December 31, 2013 and 2012, respectively) is collateralized by the Company’s inventory and accounts receivable. Their rights are senior to those of the debt holders (see Note 10).

Other

The Company has an unconditional obligation with a supplier for software maintenance services of approximately $416,000 in both 2014 and 2015.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

12.	Derivative Instruments

The Company has two separate interest rate swap agreements with a lender for the purpose of reducing certain exposures to interest rate fluctuations on the variable rate term debt. The notional amount of each of the swaps is $25,000,000. In accordance with the swap agreements, the Company pays a fixed rate of interest of 2.10% and 2.12% plus the applicable spread, and receives a floating rate of the lenders’ LIBOR rate plus the applicable spread. One of the swap agreements expires in November 2015 and the other swap agreement expires in January 2016.

At December 31, 2013 and 2012, the fair value of the interest rate swaps was $(779,412) and $(1,341,780). The resulting change in fair value was included as a decrease in interest expense, net and was $562,368 and $224,525 for the years ended December 31, 2013 and 2012, respectively.

13.	Fair Value Measurements

The Company measures or monitors certain assets and liabilities on a fair value basis. Fair value is used on a recurring basis for assets and liabilities in which fair value is the primary basis of accounting, mainly derivative instruments. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principle or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the fair value hierarchy, and when possible looks to active and observable markets to price identical assets and liabilities. If identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. The fair value hierarchy prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

Level 3	Unobservable inputs based on the Company’s own assumptions.

The following table summarizes the estimated fair value of the Company’s financial instruments as of December 31, 2013:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative instruments	$—	$779,412	$—	$779,412
Long-term debt	—	—	98,484,865	98,484,865

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table summarizes the estimated fair value of the Company’s financial instruments as of December 31, 2012:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative instruments	$—	$1,341,780	$—	$1,341,780
Long-term debt	—	—	90,869,481	90,869,481

The fair value of the Company’s interest rate swaps are estimated using discounted cash flows that use market observable inputs of forward interest rate yield curves and a Company-specific risk adjusted discount rate. The fair value of long-term debt reflects the present value of future cash outflows relating to the obligation based on estimated credit market interest premiums and expected future interest rates.

The carrying amounts reported on the consolidated balance sheet for cash, accounts receivable, other receivables, accounts payable and accrued liabilities approximate their fair value due to the short maturity of those instruments.

14.	Stockholders’ Equity

Common shares are entitled to one vote per share on all matters upon which stockholders have the right to vote under law or the Company’s Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), which was amended on November 30, 2011.

On August 13, 2013, the stockholders of the Company entered into a Subscription Agreement (the “Subscription”) to acquire $20,000,000 of voting common stock at a price of $1,000 per share (a total of 20,000 shares), based on their pro-rata ownership position in the Company. On October 17, 2013, the stockholders purchased 5,000 shares under the Subscription in the amount of $5,000,000. As of December 31, 2013, there are 15,000 remaining shares available for purchase.

Three stockholders have the right to require the Company to purchase up to half of their respective common shares at a future date (the “Put Options”). The Put Options are exercisable for a 90 day window beginning on November 23, 2015 and November 23, 2018 for one of the stockholders, November 30, 2016 and November 30, 2019 for the second stockholder, and March 5, 2017 and March 5, 2020 for the third stockholder. If the Put Options are exercised, the Company would purchase the put common shares at a price equal to the fair market value of the shares at the put option exercise date. The Company has elected to treat the underlying common shares subject to the Put Options as part of stockholders’ equity on the consolidated balance sheet.

The Stockholders Agreement also provides for annual tax distributions on the taxable income allocated to each stockholder.

The Company is authorized to issue 15,000 non-voting shares, none of which are outstanding at December 31, 2013 or 2012.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

15.	Stock Based Compensation

The Company has 8,000 nonvoting common shares authorized for issuance under TTT Holdings Equity Incentive Plan (“Equity Incentive Plan”). As of December 31, 2013, the Equity Incentive Plan had 3,661 nonvoting common shares available for granting. The Equity Incentive Plan permits the grant of a variety of stock and stock-based awards, including restricted stock or stock options, as determined by the Company’s Board of Directors. To date, the Company has stock options which expire no later than ten years from the date of grant and will become exercisable as directed by the Board of Directors. The time vesting stock options generally vest in equal annual installments over a three-year period, while the performance based stock options vest in tranches based on the Company meeting annual earnings targets and also contain a service requirement.

Stock-based compensation expense was $538,010 and $418,006 during the years ended December 31, 2013 and 2012, respectively, which was recorded in operating expenses in the statement of operations. Of the total stock-based compensation expense recognized, $0 was related to performance-based options during both years ending December 31, 2013 and 2012, respectively. Stock-based compensation expense is based on the grant-date fair value. The fair value of stock option grants is estimated using the Black-Scholes option pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of comparable public companies for a period equal to the expected term. The risk-free interest rate is based on U.S. Treasury interest rates with a remaining term which approximates the expected life of the options assumed at the date of grant.

The weighted average assumptions used in the Black-Scholes option pricing model for options granted during 2013 are as follows:

Expected volatility	46.81%
Expected term (years)	6.35
Risk free interest rate	3.03%
Expected dividend yield	0.00%

The weighted average grant date fair value of options is as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2011	3,301	$473
Granted	1,600	486
Vested	(791)	458
Forfeited	(792)	467

Nonvested at December 31, 2012	3,318	482
Granted	1,032	762
Vested	(960)	612
Forfeited	(1,885)	515

Nonvested at December 31, 2013	1,505	808

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A summary of option activity and changes during the periods is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at December 31, 2011	4,751	$1,031	9.00
Granted	1,600	2,000
Exercised	—	—
Forfeited	(792)	1,030

Outstanding at December 31, 2012	5,559	1,166	8.36
Granted	1,032	1,500
Exercised	—	—
Forfeited	(1,885)	1,163
Cancelled/Expired	(367)	1,068

Outstanding at December 31, 2013	4,339	1,255	7.61

Vested and unvested expected to vest at December 31, 2013	3,649	1,157	7.41
Exercisable at December 31, 2013	2,835	1,021	7.06

There was $1,180,904 and $1,599,276 of total unrecognized compensation cost related to unvested stock options granted at December 31, 2013 and 2012, respectively. The cost is expected to be recognized through 2016. During 2013, the company settled outstanding vested stock options by paying fair value less exercise price of $150,000. These shares are included in “cancelled/expired” categories in the tables above.

16.	Employee Benefit Plan

The Company maintains a 401(k) savings plan covering substantially all full-time employees. The Company matches 25% of each participating employee’s elective deferral amount. The Company’s expense related to this matching contribution totaled approximately $223,576 and $247,229 for the years ended December 31, 2013 and 2012, respectively. In addition, the Company has the option of making an annual discretionary profit-sharing contribution. No profit-sharing contribution was declared for the years ended December 31, 2013 and 2012.

17.	Related Party Transactions

In accordance with a management services agreement dated November 23, 2010, the Company pays $600,000 annually to Robert D. Walter Company, an affiliate of the Company, for corporate support functions. On August 26, 2013, the agreement was amended to bear interest at 13% for unpaid balances. Management fee expense totaled $600,000 for the years ended December 31, 2013 and 2012, and is included in operating expenses in the consolidated statement of operations. During a portion of 2013, management fees under the management services agreement were accrued and not paid current. These amounts are included in accrued liabilities (see Note 8) and amounted to $154,928 and $0 as of December 31, 2013 and 2012, respectively. The Credit Agreement Amendment (see Note 18) allows for the current payment of these management fees during fiscal year 2014.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The Company has various building leases with two separate related parties. The terms of these lease agreement range from four to ten years from the rent commencement dates with varying renewal options.

18.	Subsequent Events

On January 28, 2014 the Company amended the term and revolving debt credit agreement (the “Credit Agreement Amendment”). The major amended terms of the Credit Agreement Amendment are as follows:

•	A revolving credit commitment including outstanding letters of credit up to the lesser of $60,000,000 or an agreed-upon percentage of the Company’s accounts receivable and inventory. A portion of the revolving credit facility was used to repay in full the Company’s term loan.

•	The maturity date is June 30, 2015.

•	Interest is payable monthly based on the 30 day LIBOR plus a margin that fluctuates between 2.50% and 3.50% based on the Company’s leverage ratio, as defined in the Credit Agreement Amendment.

•	A commitment fee of 0.25% per annum on the unused portion of the revolving commitment.

•	Certain financial covenants are provided for, including a maximum senior funded debt to EBITDA ratio, and a minimum ratio of EBITDA to debt service costs and other fixed charges.

In connection with entering into the Credit Agreement Amendment, existing shareholders of the Company invested $12,500,000 of equity into the Company (see Note 14).

In connection with entering into the Credit Agreement Amendment, the Company also amended the subordinated loan credit agreement (the “Subordinated Credit Amendment”). The Subordinated Credit Amendment was amended to provide for financial covenants and other terms consistent with the Credit Agreement Amendment. In connection with entering into the Subordinated Credit Amendment, existing shareholders provided subordinated loans to the Company in the net amount of $7,500,000. These loans bear interest for the first 18 months at 14.5%, all of which is paid-in-kind and added to the principal balance. Thereafter, these loans bear interest at 13.5%, of which 12.0% is payable in cash quarterly and the remaining 1.5% will be paid-in-kind and added to the principal balance. These loans are due November 30, 2017.

On February 17, 2014, American Tire Distributors, Inc. entered into a Stock Purchase Agreement with the Company. The consummation of the Acquisition, which is subject to customary closing conditions is expected to occur by the end of first quarter or early in the second quarter of 2014. The Stock Purchase Agreement provides for the payment of aggregate cash consideration of $345,000,000 subject to certain customary pre-closing requirements, plus up to $20,000,000 in additional consideration contingent upon the occurrence of certain post-closing events. The closing purchase price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments.

The Company has considered subsequent events through February 28, 2014, the date on which the consolidated financial statements were available to be issued.